Exhibit 10.12

PLAN 1DITS

AGREEMENT

THIS AGREEMENT FOR THE PROVISION OF SERVICES (“Agreement”) is made and entered into effective as of this 1st day of September, 2004, by and between IOWA NETWORK SERVICES, INC., an Iowa corporation (“INS”), and IOWA TELECOMMUNICATIONS SERVICES, INC. (“LEC”).

RECITALS

A.	LEC is in the business of providing local exchange telephone service in its local service area and desires to market and provide LEC branded long distance services to its customers.

B.	LEC is a local exchange telephone company utilizing INS as its wholesale provider for its provision of Feature Group D (FGD) access service. As such, LEC’s long distance operations have specialized needs unique to its relationship with INS.

C.	INS and LEC, in consideration of LEC’s specialized service needs, desire to enter into this Agreement whereby INS will resell connection to INS’ Underlying Carrier network on a private carriage basis to LEC to the extent and in the manner set forth herein and for the consideration stated herein.

AGREEMENTS

For and in consideration of the mutual promises and agreements set forth below, INS and LEC hereby agree as follows:

1.	RESPONSIBILITIES

A.	INS shall secure resale connection (hereinafter “Service”) available to LEC for its provision of message toll services at rates stated in Schedule A, attached hereto.

B.	LEC shall provide operator services and shall brand LEC’s operator toll traffic as LEC’s traffic.

C.	LEC shall pay INS for Direct Dial 1+ Service at the rates stated in Schedule A.

D.	LEC shall, on behalf of INS, bill each end user customer, as a pass through, the current PICC charge as specified in LEC tariff and net it against LEC charges to INS for PICC as specified in LEC tariff. The net end result shall be a $0 charge to INS for LEC tariffed PICC charges. LEC shall be responsible for all USF charges as appropriate and remittance to US AC.

E.	LEC shall provide for all rating and recording, and billing and collection associated with its provision of toll services. No billing and collection fees, rating and recording fees, or access fees will be paid by INS for these services.

F.	LEC shall be responsible for liability for fraud and uncollectible end-user accounts.

G.	LEC is responsible for all marketing/sales associated with services provided to end-users.

H.	INS shall select the underlying interexchange carrier for the LEC’s long distance service, but INS shall not be responsible for payment of LEC’s originating or terminating access charges. INS will include provisions in its agreements with underlying interexchange carriers that require those carriers to pay LEC its originating and terminating access charges.

I.	LEC is responsible for the payment of all applicable taxes.

J.	LEC shall obtain any necessary regulatory consents and file any documents or tariffs with the appropriate state and federal governments.

2.	TERM

This Agreement shall commence on September 1, 2004, (the “Commencement Date”) and shall continue in full force and effect for a period of ONE (1) year from the Commencement Date. Such period of time is herein sometimes referred to as the “initial term.” After the initial term, this Agreement shall be renewed for successive one (1) year terms, without action of either INS or LEC, until this Agreement is terminated pursuant to Paragraph 7.

3.	RATES.

LEC agrees to pay INS for Service as detailed in Schedule A, attached hereto.

4.	COMPLIANCE WITH LAW.

INS and LEC shall comply at all times with all federal and state laws, ordinances, rules and regulations that are applicable to the subject matter of this Agreement.

5.	INDEMNITY.

A.	INS is not liable for any act or omission of any other company or companies furnishing a portion of the Service.

B.	LEC shall indemnify, defend, and hold harmless INS and its affiliates, directors, officers, agents, employees, successors and assigns from and against any and all expenses, costs, loss, damage, liability, claims or causes of action (including attorney’s fees and expenses) in any way resulting from:

i.	Claims for libel, slander, infringement of copyright or unauthorized use of any trademark, trade name or service mark arising out of the material, data, information, or other content transmitted over INS’ facilities; and

ii.	Claims for patent infringement arising from combining or connecting INS’ facilities with apparatus and systems of LEC; and

iii.	Claims of unauthorized changes to end-user subscribers’ primary long distance carrier (also known as “slamming”); and

iv.	All other claims arising out of any act or omission of LEC in connection with Service provided by INS.

LEC shall notify INS in an expedient fashion of any claims or complaints received that may result in LEC’s indemnification obligations.

C.	INS shall indemnify, defend, and hold harmless LEC and its affiliates, directors, officers, agents, employees, successors and assigns from and against any and all expenses, costs, loss, damage, liability, claims or causes of action (including reasonable attorney’s fees and expenses) in any way resulting from any alleged act or omission of INS or its directors, officers, agents or employees, in connection with or in any way related to Service under the Agreement. INS’ liability under this paragraph for damages associated with installation (including delays thereof), provision, termination, maintenance, repair, interruption, or restoration of Service offered under the Agreement, if any, shall not exceed an amount equal to the proportionate monthly recurring charges for the period during which Service was affected. LEC shall notify INS in an expedient fashion of any claims or complaints that LEC receives that may result in INS’s indemnification obligations.

6.	CONFIDENTIALITY.

Except as otherwise provided herein, no party shall disclose to any third party, without the prior written approval of the other party: (i) the existence or terms of this Agreement, or (ii) any material information exchanged between the parties (including, without limitation financial results, marketing plans, objectives, projections, test results, and a variety of other information which either party considers confidential and proprietary) (“Proprietary Information”). All Proprietary Information shall be used by each party solely in the performance of its obligations under this Agreement and for no other purpose. Notwithstanding the foregoing, any party may make such disclosure as is required by applicable law, any party may disclose this Agreement to its legal representative, and INS may disclose this Agreement and any Proprietary Information to any person to be used solely in connection with INS’ performance of its obligations under this Agreement and for no other purpose.

7.	DEFAULTS; TERMINATION RIGHTS.

A.	LEC shall be deemed to be in default hereunder upon the happening of any of the following:

i.	LEC shall fail to keep, observe, or perform any covenant, agreement, term, or provision of this Agreement to be kept, observed, or performed by LEC, and such failure shall continue for a period of seven (7) days after written notice thereof by INS to LEC or, if such failure cannot be cured within such seven (7) day period, then such additional period as shall be reasonable, provided LEC commences to cure such failure within such seven (7) day period and proceeds diligently to prosecute such cure to completion; or

ii.	The making of a general assignment by LEC for the benefit of its creditors; the filing by LEC with any bankruptcy court of competent jurisdiction a voluntary petition under federal bankruptcy law, as amended from time to time; the filing by LEC, or by any third party of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, provided, however, that LEC shall have sixty (60) days from the date of filing of any involuntary proceeding relating to bankruptcy, insolvency or other relief for debtors to have such filing dismissed; LEC being the subject of any order for relief issued under federal bankruptcy law, as amended from time to time; or the dissolution or liquidation of LEC; or

iii.	LEC engages in any act, practice or course of conduct constituting a violation of any applicable laws, willful misconduct, gross negligence or fraud.

B.	INS and LEC hereby agree that either INS or LEC shall have the right to terminate this Agreement at any time and for any reason without cause after the initial term by one hundred and twenty (120) days written notice delivered to the other party.

C.	Upon the occurrence of an event of default by LEC as specified in Paragraph 7. A hereof, INS shall be entitled to immediately terminate this Agreement by giving written notice of such termination to LEC, and upon any such termination, INS shall have the right to pursue any remedy it may have at law or in equity, it being expressly understood that although INS shall have no further obligation to provide Service hereunder, LEC shall remain liable for any losses suffered as a result of LEC’s default and the resulting termination of this agreement.

D.	The provisions of Paragraphs 5 and 6 shall survive termination of this Agreement.

8.	ENTIRE AGREEMENT.

This instrument embodies the entire agreement of the parties and supersedes any and all prior oral or written negotiations and communications by or on behalf of the parties.

9.	NOTICES.

All notices, demands, or requests required or permitted hereunder shall be in writing and shall be delivered in person, sent by Federal Express or similar nationally recognized overnight courier service with delivery signature requested, or by facsimile transmittal, registered or certified United States mail, return receipt requested, postage prepaid to INS or LEC at the addresses set forth on the signature page of this Agreement or at such other addresses as are specified by written notice delivered in accordance herewith. All notices shall be treated as are specified by written notice delivered in accordance herewith.

10.	GOVERNING LAW; ASSIGNMENT.

This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, and both parties waive any right to initiate a suit or proceeding in any other jurisdiction.

LEC may not assign this Agreement in whole or in part without INS’ prior written consent, which INS may withhold for any reason.

11.	AMENDMENTS.

This Agreement may not be modified or amended except in writing executed by both parties.

12.	SEVERABILITY.

If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

13.	SUCCESSORS AND ASSIGNS

Subject to the terms of Section 10 above regarding the assignment of this Agreement by LEC, this Agreement shall inure to the benefit of and be binding upon INS and its successors and assigns, and LEC and its successors and permitted assigns.

14.	WAIVER.

The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement, or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreements and conditions herein contained.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the day and year first above written.

IOWA NETWORK SERVICES, INC. 4201 Corporate Drive West Des Moines, IA 50266-5906

By:
Name:	Bill McGowan
Title:	Vice President Customer Products

IOWA TELECOMMUNICATIONS SERVICES, INC. 115 West Second Avenue South Newton, IA 50208

By:
Name:	Alan Wells
Title:	President & Chief Executive Officer

SCHEDULE A

1.	RATES

DOMESTIC

Pursuant to the Terms and Conditions of the Agreement, LEC agrees to pay INS for Service used to provide domestic toll service at the following rates for the applicable billing and rate periods:

Billing Periods:	Initial Period -18 Seconds, each message
Additional Periods - 6 Seconds.

Rate:	$0.040 per minute Interstate.

$0.091 per minute Intrastate.

INS will accumulate total billable time for each calendar month from billed data submitted to INS by INS’ Underlying Carrier for Domestic LEC CIC messages sent by LEC to INS’ Underlying Carrier during the reporting period which shall be from the first day of each month to the last day of each month for interstate and intrastate calls. INS will calculate, report and bill to LEC the amount due INS multiplying the above rates by the total accumulated domestic interstate and intrastate minutes as reported on INS’ Underlying Carrier bill to the nearest tenth (1/10) of a minute and adding it to the actual charges to INS from the Underlying Carrier for the INS/Underlying Carrier reporting month.

INTERNATIONAL

Rate:	Underlying Carrier actual charges billed to INS on the Underlying
Carrier bill Interstate and Intrastate plus $0.02 per minute.

INS will accumulate total billable time for each calendar month from billed data submitted to INS by INS’ Underlying Carrier for International LEC CIC messages sent by LEC to INS’ Underlying Carrier during the reporting period which shall be from the first day of each month to the last day of each month for International calls. INS will calculate, report and bill to LEC the amount due INS multiplying the above rates by the total accumulated International minutes as reported on INS’ Underlying Carrier bill to the nearest tenth (1/10) of a minute and adding it to the actual International charges to INS from the Underlying Carrier for the INS/Underlying Carrier reporting month.

DIRECTORY ASSISTANCE

Rate:	Underlying Carrier actual charges billed to INS on the Underlying
Carrier bill Interstate and Intrastate plus $0.10 per call.

INS will bill Iowa Telecom the actual charges billed for Long Distance Interstate, Intrastate, and International Directory Assistance calls as charged to INS by INS’ Underlying Carrier plus $.10 per Long Distance Directory Assistance message Interstate, Intrastate, and International. INS will accumulate the total billable Directory Assistance calls Interstate, Intrastate, and International, multiply the total number of calls by $.10, add the Directory Assistance charges submitted to INS by INS’ Underlying Carrier and submit the total to Iowa Telecom for Directory Assistance Service.

ACCOUNT CODE BILLING

INS will secure with its underlying carrier the ability for LEC to provide Account Code Billing for its end user customers. INS will pass through to LEC actual charges billed by its underlying carrier, including setup fees, one time NRC charges and actual charges for services used at the rates billed to INS by its underlying carrier on its monthly statement to INS.

2.	BILLING AND PAYMENT

A. Any amounts due to INS under this Schedule A shall be due and payable monthly upon receipt of billing to LEC as agreed to between INS and LEC. After the initial term, either party upon 90 days prior written notice may renegotiate rates. Upon receipt of such notice, the parties shall renegotiate in good faith. Should the parties fail to reach an agreement during a reasonable period of time, either party may terminate this agreement with one hundred and twenty (120) days prior written notice.

B. If there is any dispute associated with the monthly invoice, LEC shall make payment in accordance with the bill as submitted. LEC shall have the right to dispute any amount, so invoiced and paid, and must notify the billing company in writing of its dispute within sixty (60) calendar days of the receipt of the invoice or the right to dispute shall be waived.

C. Any adjustment related to a disputed amount shall be reflected on the next invoice issued after resolution. If the dispute ultimately is resolved in favor of LEC, LEC shall be entitled to adjustment from INS to the extent the claim is sustained

Schedule A agreed this 1st day of September 2004:

IOWA NETWORK SERVICES, INC.		IOWA TELECOMMUNICATIONS SERVICES, INC.
4201 Corporate Drive		115 West Second Avenue South
West Des Moines, IA 50266-5906		Newton, IA 50208

By:		By:
Name:	Bill McGowan	Name:	Alan Wells
Title:	Vice President Customer Products	Title:	President & Chief Executive Officer